OUTFITTER ADVISORS, LTD.
OUTFITTER FINANCIAL CORP.
CODE OF ETHICS
Dated:	March 25, 2003	Updated: June 3, 2013	January 28, 2013	December 8, 2011
			December 18, 2009	October 31, 2007
I.	Introduction

At Outfitter Advisors, Ltd and Outfitter Financial Corp. (collectively referred to as the “Firm”) we take great pride in our commitment to serving our clients’ needs and the integrity with which we conduct our business. The financial services industry has come under significant scrutiny as of recent times, especially in the area of the inherent responsibility of the financial professional to behave in the best interests of his/her clients. We have developed this Code of Ethics (“Code”) as a means of memorializing our vision of appropriate and professional conduct in carrying out the business of providing investment advisory services.

An “access person” is defined by the U.S. Securities and Exchange Commission (“SEC”) as any supervised person of the Firm who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

II. Obligations of the Firm to its Clients

When a client signs our advisory contract, we view that action as an expression of trust in the Firm’s ability to manage assets effectively and within the highest standards of professional conduct. It is our policy and duty to respect the trust that our clients place in us and to always keep their best interests ahead of our own. The Firm believes that upholding this fiduciary duty is the cornerstone upon which relationships are forged and businesses are built.

Our representatives will seek to manage a client’s assets in accordance with the client’s stated investment objectives, financial profile, risk tolerance, investment experience, and any other specific preferences. Open and frequent communication between our representatives and our clients is a key factor in delivering financial services. To the fullest extent possible, our representatives should make sure that clients are made aware of the state of their account(s) during all market conditions. Our job does not end with portfolio management. It is our duty to stay current with our clients’ needs and objectives and to make every effort to ensure that their investments are appropriate given their particular situations.

Protection of Material Nonpublic Information

In choosing to do business with us, our clients entrust us with the protection of information about them that should never be used in a manner other than for their own benefit. Thus, it is the Firm’s policy that all personal nonpublic information given to us by, or in relation to, our clients be kept strictly confidential and that it never be used in any manner other than for the purposes of carrying out our duties to our clients. Personal nonpublic information could include, but would not be limited to a client’s current income situation, current securities holdings, trading strategies, medical or health information, tax-related matters, etc.

The mishandling of a client’s personal nonpublic information could create several undesirable results for the Firm and its representatives. These negative consequences might include civil actions, criminal actions, arbitrations, and the issuance of restrictive orders against the Firm or its representatives by regulatory bodies, fines, etc. Any of these actions could have a negative impact on the Firm and its representatives. Given these consequences, the Firm will not tolerate the use of a client’s personal nonpublic information in a manner that is inconsistent with the best interests of that client. Behavior by the Firm’s representatives that involves the misuse of a client’s personal nonpublic information could result in disciplinary action (including termination for cause) against the culpable party(s).

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Conflicts of Interest

A major component of carrying out our fiduciary duties to our clients is the awareness and disclosure of conflicts of interest. A conflict of interest occurs when the best interests of the Firm and/or its representative(s) are contrary to the interests of our clients. Such a conflict can arise when a representative of the Firm pursues interests that prevent that individual from performing his duties to his/her client(s) objectively and effectively. Conflicts of interest also arise when a representative or member of the representative's family receives certain benefits as a result of the individual's position with the Firm.

An access person must not use his/her personal relationships to influence the Firm’s the trading activities of client accounts in a manner that will be beneficial to the access person, his/her family members, and/or acquaintances; nor shall an access person engage in activity that is detrimental to the Firm or its clients. Any conflict of interest that arises in a specific situation must be disclosed by the individual and resolved before taking any action on behalf of the client(s) involved.

III. Compliance with Federal Securities Laws

All employees are expected to comply with all laws, rules and regulations applicable to the firm’s operations and business. As a registered investment advisor, the Firm is subject to regulation by the SEC and compliance with federal laws. The Firm insists on strict compliance with these laws and regulations.

Specifically, employees are not permitted to:

*	Defraud clients in any manner;

*	Mislead clients, including making a statement that omits material facts;

*	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon clients;

*	Engage in any manipulative practice with respect to clients; or

*	Engage in any manipulative practice with respect to securities, including price manipulation.

Employees should seek guidance whenever the applicability of a law, rule, regulation, or Firm policy comes into question in any situation

IV. Personal Securities Transactions and Holdings

All access persons of the Firm must periodically report their personal securities holdings and transactions. The purpose of these reports is to allow the Firm the ability to monitor for any trading improprieties by the Firm’s representatives such as trading activity that may suggest a representative of the Firm may have engaged in trading activity which subordinated a client’s best interests to that of the representative.

An example of such activity might involve a representative placing a trade for him or herself and then facilitating transactions for a number of his or her own clients that is intended to create additional benefit (or prevent anticipated losses) for the representative. A common term for this practice is “trading ahead.”

Holdings Reports:

Each of the Firm’s access persons must submit a holdings report no later than 10 days after the person becomes an access person. At that time, the information submitted must be current as of a date no earlier than 45 days prior to the date the person became an access person. Additionally, the report must be updated at least once each 12-month period thereafter. In lieu of supplying a holdings report, the access person can provide the brokerage or bank statement to the Firm reflecting the holdings in such account if the following information is included.

Each report must contain the following information regarding the access person’s personal securities holdings:

*	The title and type of security, and as applicable, the ticker symbol or CUSIP number of the security;

*	The number of shares, units, etc.;

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*	The principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

*	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

*	The date the access person submits the report.

Transaction Reports:

Each of the Firm’s access persons must request that duplicate brokerage account statements and trade confirmations be sent to the Firm’s headquarters. Depending on the level of account activity, this will be no less frequently than on a quarterly basis. The account statements must be received by the Firm no later than 30 days following the end of each calendar quarter.

Such statements must include at least the following information:

*	The date of the transaction;

*	The title and type of security, and as applicable, the ticker symbol or CUSIP number of the security;

*	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

*	The number of shares and principal amount of each security;

*	The interest rate and maturity date, as applicable;

*	The price at which the transaction was effected;

*	The name of the broker, dealer or bank with or through which the transaction was effected; and

*	The date the access person submits the report.

Exceptions from reporting requirements:

*	Any statement with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

*	A statement with regard to transactions effected pursuant to an automatic investment plan;

*	Transactions and holdings in direct obligations of the U.S. Government;

*	Money market instruments – bankers’ acceptances, bank CDs, commercial paper, repurchase agreements, and other “high quality, short-term debt instruments” (maturity at issuance of less than 366 days, and which is rated in one of the highest two categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality);

*	Shares of money market funds;

*	Transactions and holdings in shares of other types of mutual funds, unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

*	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Review of Reports

The CCO shall be responsible for identifying access persons, notifying them of their obligations under this Code. An officer or manager of the Firm will be responsible for reviewing reports submitted by access persons. The CCO will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports.

In an effort to ensure all necessary reports are being made, the Firm, without prior, specific notice, may request reports and account statements for accounts and/or securities holdings/transactions that may not typically be subject to routine reporting requirements described above. In this case, all access persons will be required to disclose all brokerage and bank account numbers that hold any securities. The potential for this non-routine review will also ensure that accounts holding the securities that are exceptions from reporting requirements do not also have holdings that should be reported to the Firm routinely.

IPO and Private Placement Policy

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All of the Firm’s access persons must obtain approval from a member of senior management prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering or a private placement.

V. Gift Policy

Employees of the Firm are prohibited from giving or receiving gifts or gratuities to any person in relation to the Firm's advisory business that may give rise to an appearance of impropriety or create a potential conflict interest. Such items may include goods, services, entertainment, or meals. Gifts or gratuities of material value (in excess of $200) are generally prohibited, unless CCO determines that the items are for a legitimate business purpose and do not create a potential conflict of interest.

VI. Reporting Violations

Violations of the Code will be taken seriously. Each employee of the Firm has an obligation to report such violations to the Chief Compliance Officer in an expeditious manner after becoming aware that a violation has occurred. Reports of violations will be kept strictly confidential in order to avoid retaliation from those involved. The Firm will also allow anonymous submissions of violation reports so as to keep concerned employees at ease. Any breach of the confidentiality of a report of a violation of the Code will constitute a further violation of the Code and will be dealt with as such.

VII. Record-keeping

With regard to its Code of Ethics, the Firm will maintain the following books and records for a period of five years following the end of the fiscal year during which the last entry was made on such record, the first two years in an easily accessible location:

*	A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years;

*	Records of violations of the Code, including records of the actions taken subsequent to such violations;

*	Signed acknowledgements from each person who is currently, or was at some point during the past five years, a supervised person that confirms his/her receipt, understanding, and acceptance of the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

*	A record of the names of all persons who were access persons at any time within the past five years;

*	A record of each initial holding report made by an access person, as well as all brokerage statements and confirmations collected in addition to or in lieu of such a report;

*	A record of any decision and the reasons supporting the decision, to approve the acquisition of securities by access persons through an initial public offering or limited offering.

VIII. Annual Training

The Firm shall hold an annual employee meeting to reaffirm the provisions of the Code.

The Chief Compliance Officer shall ensure that the Code (and any amendments) is provided in writing to each employee annually. Each employee shall acknowledge, in writing, his/her receipt of the Code and any amendments.

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IX. Certification

I have received and read the Code of Ethics for Outfitter Advisors, Ltd and Outfitter Financial Corp. (a copy of which has been supplied to me, which I will retain for future reference), and agree to comply with all said terms and policies. I have disclosed or reported all personal securities transactions, holdings, and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Associated Persons Name: _________________________________________

Signature of Associated Person: _________________________________________

Date: _______________________________

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OUTFITTER ADVISORS, LTD. OUTFITTER FINANCIAL CORP. INSIDER TRADING POLICY MEMORANDUM

Firm policy prohibits employees and associated persons from effecting securities transactions while in the possession of material, non-public information. Employees are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities. If employees receive inside information, they are prohibited from trading on that information, whether for the account of the Firm or any customer, or their own account, any accounts in which they have direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

The prohibition against insider trading includes the following:

“If you are in possession of material non-public information about a company or the market for a company's securities, you must either publicly disclose the information to the marketplace or refrain from trading.”

Generally, disclosure is not an option and the effect is to require an individual to refrain from trading. You also may not communicate inside information to a second person who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security's price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer's directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of the Firm or its clients and you use that information to trade in securities or if you transmit that information to another person for purposes of trading in securities (so-called "tipping"), you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (so-called “tippee") from a person who has breached a duty or who has misappropriated information may also be held liable.

I have read and understand the Insider Trading Policy Memorandum and agree to abide by the Firm’s policies regarding insider trading.

Print Associated Persons Name: ____________________________________________________

Signature of Associated Person: ____________________________________________________

Date: __________________________________________________________________________

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